UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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NATIONWIDE HEALTH PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 21, 2006

To the Stockholders:

The annual meeting of stockholders of Nationwide Health Properties, Inc. will be held at the Conference Center at 610 Newport Center Drive, Newport Beach, California on Friday, April 21, 2006, at 1:00 p.m. local time. At the meeting, stockholders will act on the following matters:

(1)	Election of three directors, each for a term of three years;

(2)	Ratification of the appointment of independent accountants; and

(3)	Any other matters that may properly come before the meeting.

Stockholders of record at the close of business on March 3, 2006 are entitled to notice of and to vote at the meeting or any postponement or adjournment of the meeting.

By Order of the Board of Directors

Douglas M. Pasquale President and Chief Executive Officer

March 17, 2006

Newport Beach, California

NATIONWIDE HEALTH PROPERTIES, INC.

610 Newport Center Drive, Suite 1150

Newport Beach, California 92660

PROXY STATEMENT

The Board of Directors of Nationwide Health Properties, Inc. (the “Company”) is soliciting the enclosed proxy for use at our annual meeting of stockholders to be held on Friday, April 21, 2006 beginning at 1:00 p.m., Pacific time, at the Conference Center, 610 Newport Center Drive, Newport Beach, California, and at any time and date to which the annual meeting may be properly adjourned or postponed. This proxy statement and the accompanying Notice of Annual Meeting of Stockholders describe the purposes of the annual meeting. Distribution of these proxy solicitation materials is scheduled to begin on or about March 17, 2006 to all stockholders entitled to notice of and to vote at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the Company’s annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors and the ratification of the appointment of independent accountants. In addition, the Company’s management will report on the performance of the Company during 2005 and respond to questions from the stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 3, 2006, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or at any time and date to which the annual meeting may be properly adjourned or postponed. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 68,517,059 shares of common stock of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company, either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth, together with the description of all proposals, in this proxy statement. In summary, the Board recommends a vote for election of the nominated slate of directors (see page 6) and for the ratification of the appointment of the independent accountants (see page 21).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve the election of the directors and to ratify the appointment of independent accountants?

A plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

The affirmative vote of a majority of the votes cast at the meeting is required for the ratification of the appointment of independent accountants.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum. New York Stock Exchange rules permit brokers to vote on both Item 1 and Item 2.

What is the Company’s policy with respect to Board member attendance at annual meetings of stockholders?

Board members are encouraged to attend the Company’s annual meeting of stockholders. Seven of the Company’s eight Board members attended the 2005 annual meeting of stockholders.

How may I obtain a separate set of proxy materials or request a single set for my household?

If you share an address with another stockholder, you may receive only one set of proxy materials (including our 2005 Form 10-K and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now, please request the additional copies by writing to us at the address below:

Nationwide Health Properties, Inc.

Attn: Investor Relations

610 Newport Center Drive, Suite 1150

Newport Beach, CA 92660

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write us at the address above to request delivery in the future of a single copy of these materials.

STOCK OWNERSHIP

Who are the largest owners of the Company’s stock?

The following table sets forth the only stockholders known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock at December 31, 2005:

Beneficial Owner	Common Stock Beneficially Owned		Percent of Outstanding Shares
Cohen & Steers, Inc.	7,939,800	(1)	11.7%
280 Park Avenue, 10th Floor
New York, NY 10017
Barclays Global Investors, NA and affiliated entities	7,168,821	(2)	10.6%
45 Fremont Street
San Francisco, CA 94105
ING Clarion Real Estate Securities, LP	4,654,500	(3)	6.9%
259 N. Radnor Chester Road, Suite 205
Radnor, PA 19087

(1)	Cohen & Steers Capital Management, Inc. had sole dispositive power with respect to 7,939,800 shares and sole voting power with respect to 7,852,800 shares. Information is based on filings with the Securities and Exchange Commission.
(2)	Barclays Global Investors, NA and affiliated entities had sole dispositive power with respect to 7,168,821 shares and sole voting power with respect to 6,685,072 shares. Information is based on filings with the Securities and Exchange Commission.
(3)	ING Clarion Real Estate Securities, LP had sole dispositive power with respect to 4,654,500 shares and sole voting power with respect to 2,750,900 shares. Information is based on filings with the Securities and Exchange Commission.

How much stock do the Company’s directors and executive officers own?

The following table shows the amount of common stock of the Company beneficially owned (unless otherwise indicated) by the Company’s directors, the executive officers of the Company named in the Executive Compensation Summary Table below and all current directors and executive officers of the Company as a group. Except as otherwise indicated, all information is as of February 28, 2006.

STOCK OWNERSHIP

Name	Aggregate Number of Shares Beneficially Owned(1)	Acquirable within 60 Days(2)	Percent of Shares Outstanding(3)
R. Bruce Andrews	136,866	355,630	0.7%

David R. Banks	28,700	—	0.0%
Donald D. Bradley	34,111	61,250	0.1%
William K. Doyle	21,831	—	0.0%
Abdo H. Khoury	23,307	6,125	0.0%
Charles D. Miller	109,800	—	0.2%
Douglas M. Pasquale	75,156	45,845	0.2%
Robert D. Paulson	16,370	—	0.0%
Keith P. Russell	9,000	—	0.0%
Jack D. Samuelson	73,249	—	0.1%
David E. Snyder	7,188	7,500	0.0%
All current directors and executive officers as a group (11 persons)	535,578	476,350	1.5%

(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either some or shared investment or voting authority. Certain of the Company’s directors and executive officers disclaim beneficial ownership of some of the shares included in the table, as follows:
•	Mr. Doyle – 143 shares held by his son and 3,537 shares held by various trusts.
•	Mr. Pasquale – 3,000 shares held by his wife and 2,750 shares held by his two sons.
•	Mr. Paulson – 7,370 shares held by his son’s trust.

Unvested restricted stock included in the table is 5,000 shares for Mr. Andrews, 7,000 for each of Messrs. Banks, Doyle, Miller, Paulson, Russell and Samuelson, 17,033 for Mr. Bradley, 14,482 for Mr. Khoury, 43,968 for Mr. Pasquale, 4,664 for Mr. Snyder, and 127,147 for all current directors and executive officers as a group.

(2)	Reflects shares that could be purchased by exercise of options on February 28, 2006 or within 60 days thereafter under the Company’s stock option plan.

(3)	Based on the number of shares outstanding at and acquirable within 60 days of February 28, 2006.

It is the policy of the Company that each director and officer should commit to achieving and maintaining a certain level of stock ownership, including restricted stock granted under the Company’s 2005 Incentive Plan. Newly elected or appointed officers and directors should work toward achieving the targeted levels of ownership over a three- to five-year period. The policy outlines the following target levels of ownership:

CEO	four times base salary
CFOand CIO	three times base salary
Vice Presidents	two times base salary
Non-employeedirectors	five times annual board retainer

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of the filings with the Securities and Exchange Commission, the Company believes that all of the Company’s directors and executive officers complied during 2005 with the reporting requirements of Section 16(a) of the Securities Act of 1934.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors is currently divided into three classes, having three-year terms that expire in successive years.

The current term of the office of directors in each class expires as follows:

•	Class I expires at the 2006 annual meeting

•	Class II expires at the 2007 annual meeting

•	Class III expires at the 2008 annual meeting

The Board of Directors proposes that the nominees described below under the description “Directors Standing for Election,” each of whom is currently serving as a Class I director, be elected for a term of three years and until his successor is duly elected and qualified.

Each of the nominees has consented to serve a three-year term. If any of them should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Directors Standing for Election

Class I Directors

William K. Doyle	Director since 2000

Mr. Doyle, 59, has been the Managing Partner of Kerlin Capital Group, LLC, a private investment bank, based in Los Angeles, California, since he founded it in December 1994. Mr. Doyle has been an investment banker for more than 30 years and has been affiliated with major investment banking firms as a Managing Director including Lehman Brothers and Smith Barney where he was involved in capital raising transactions for ten different REITs. Mr. Doyle is also a Director of the Air Group, Inc.

Robert D. Paulson	Director since 2002

Mr. Paulson, 60, has been the Chief Executive Officer of Aerostar Capital LLC, a private equity investment firm since he founded it in June 1997. Prior to founding of Aerostar Capital, Mr. Paulson retired from

McKinsey & Company, Inc., an international management consulting firm. At McKinsey, Mr. Paulson served as the Los Angeles Office Manager, led the Global Aerospace and Defense Practice, and was twice elected to McKinsey’s Board of Directors. Mr. Paulson currently serves as a director of Ducommun Inc.; Forgings International, LP; and the Grand Teton Music Festival.

Keith P. Russell	Director since 2002

Mr. Russell, 60, has been the President of Russell Financial, Inc., a strategic and financial consulting firm serving businesses and high net worth individuals and families, since April 2001. Mr. Russell retired in March 2001 as the Chairman of Mellon West, a fiduciary bank, and Vice Chairman of Mellon Financial Corporation, a fiduciary bank. Prior to his position as Chairman of Mellon West, Mr. Russell was Vice Chairman and Chief Risk Officer of Mellon Bank Corporation from June 1992 to April 1996. Mr. Russell is the former President and Chief Operating Officer, and a Director, of Glenfed/Glendale Federal Bank. Before joining Glendale Federal Bank in 1983, Mr. Russell served as a Senior Vice President and Deputy Administrator of the Subsidiary Group of Security Pacific Corporation. Mr. Russell is a Director of Countrywide Financial Corporation; Countrywide Bank (an independent subsidiary of Countrywide); Forrest Binkley Brown Capital Partners, a venture capital firm; and Sunstone Hotel Investors, Inc., a real estate investment trust.

Directors Continuing in Office

Class II Directors

David R. Banks	Director since 1985

Mr. Banks, 69, is the retired Chairman and Chief Executive Officer of Beverly Enterprises, Inc., an operator of nursing facilities and rehabilitation clinics. He joined Beverly Enterprises, Inc. as President and Chief Operating Officer in October 1979, was elected President and Chief Executive Officer in May 1989 and was elected Chairman, President and Chief Executive Officer in March 1990 and served as Chairman from March 1990 until his retirement in December 2001. He was a Director of Beverly Enterprises, Inc. from September 1979 through December 2001. Mr. Banks is a director of Ralcorp Holdings.

Douglas M. Pasquale	Director since 2003

Mr. Pasquale, 51, has served as President and Chief Executive Officer of the Company since April, 2004 and as Executive Vice President, Chief Operating Officer and a Director of the Company since November 2003. Mr. Pasquale served as the Chairman and Chief Executive Officer of ARV Assisted Living, an operator of assisted living facilities, from December 1999 to September 2003. From March 1999 to December 1999, Mr. Pasquale served as the President and Chief Executive Officer at ARV and he served as the President and Chief Operating Officer at ARV from June 1998 to March 1999. Previously, Mr. Pasquale served as President and Chief Executive Officer of Richfield Hospitality Services, Inc. and Regal Hotels International—North America, a hotel ownership and hotel management company from 1996 to 1998 and as its Chief Financial Officer from 1994 to 1996. Mr. Pasquale is a member of the Executive Board of the American Seniors Housing Association (ASHA) and is a director of Alexander & Baldwin, Inc.

Jack D. Samuelson	Director since 1994

Mr. Samuelson, 81, co-founded Samuelson Brothers, a real estate developer and contracting firm, in 1946 and has served as its President and Board Chairman since 1957. Mr. Samuelson is also a Director of Westaff, an international temporary help company. He is a Trustee of the educational institutions Occidental College and Fuller Seminary. He is a past Chairman of Hollywood Medical Center and the Institute of Critical Care Medicine. He serves several non-profit housing companies: Director and Chairman of Presbyterian Homes of the West, Senior Continuum Housing Communities, and Beacon Affordable Housing Enterprises.

Class III Directors

R. Bruce Andrews	Director since 1989

Mr. Andrews, 65, served as President and Chief Executive Officer of the Company from September 1989 until his retirement in April, 2004. He had previously served as a Director of American Medical International, Inc., a hospital management company, and served as its Chief Financial Officer from 1970 to 1985 and its Chief Operating Officer in 1985 and 1986. Mr. Andrews is a director of Thomas Properties Group, Inc., a full-service real estate operating company.

Charles D. Miller	Director since 1985

Mr. Miller, 78, is the retired Chairman and Chief Executive Officer, but continues as a director, of Avery Dennison Corporation, a manufacturer of self-adhesive materials, labels, and office products, where he held various executive positions since 1964. He is a member of the Board of Directors of The Air Group, Inc., the Amateur Athletic Foundation of Los Angeles, and Public Broadcasting Systems, and a Trustee Emeritus of Johns Hopkins University and Occidental College. He is a member of the Advisory Board of the Autry Museum of Western Heritage.

How are directors compensated?

Base Compensation.    Each non-employee Director receives a retainer based on an annualized rate of $25,000 together with a fee of $1,500 per Board meeting and $1,000 per Committee meeting attended. The Chairman receives an additional $50,000 per year. The Audit and Investment Committee Chairmen receive additional compensation for their Board Committee service in the amount of $15,000 per year. The Compensation Committee Chairman receives additional compensation for his Board Committee service in the amount of $10,000 per year. The Capital Planning Committee and Corporate Governance Committee Chairmen receive additional compensation for their Board Committee service in the amount of $5,000 per year.

Restricted Stock.    Each non-employee Director received an award, in January 2006, of 3,000 shares of restricted stock. Each award vests over a three-year period, one-third on the first anniversary of the date of grant, one-third on the second anniversary of the date of grant, and one-third on the third anniversary of the date of grant. Dividends are paid on the restricted stock at the same rate that the Company pays dividends on all of its common stock.

Retirement Plan.    All of the Company’s non-employee directors are participants in the Company’s Retirement Plan for Directors which was frozen as of December 31, 2005. No new years of service and no new directors will be added to the Plan after that date. Under the provisions of the Plan, directors who terminate their service as a director are entitled to receive an annual retirement benefit from the Company equal to the aggregate annual retainer in effect at the time of the eligible director’s termination from the Board. Increases in the annual retainer which take effect after an eligible director’s termination from the Board will automatically increase the annual retirement benefit. Benefits will be paid for a period equal to the number of years of service (as of December 31, 2005) that the eligible director served on the Board. Upon death of an eligible director, any benefits will be paid to his designated beneficiary in accordance with the same payment schedule above until receipt of the maximum benefit to which the eligible director would have been entitled had he survived.

How often did the Board meet during 2005?

The Board of Directors met five times during 2005. Each Director attended more than 75% of the total number of meetings of the Board and Committees on which he served.

What Committees has the Board established?

The Company’s Board composition and Committees are as follows:

BOARD COMPOSITION

Name	Audit Committee	Capital Planning	Compensation Committee	Corporate Governance Committee	Investment Committee
Charles D. Miller*, Chairman
Douglas M. Pasquale, President & Chief Executive Officer
R. Bruce Andrews, Retired Chief Executive Officer		X
David R. Banks*	X		Chair	Chair	X
William K. Doyle*		Chair	X	X	X
Robert D. Paulson*	X		X		X
Keith P. Russell*	Chair**	X		X	X
Jack D. Samuelson*	X				Chair
*	Independent Director, as defined in the NYSE listing standards applicable to the Company and as determined by the Board in accordance with the Company’s Corporate Governance Principles.
**	Mr. Russell is qualified as an Audit Committee financial expert within the meaning of SEC regulations and the Board has determined that he has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

How may I view committee charters?

Each of the Company’s Committees has a written charter which is available on the Company’s website at www.nhp-reit.com.

Audit Committee.    The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, accounting and financial reporting processes and audits of the Company’s financial statements, systems of internal accounting and financial controls, independence, qualifications and performance of the independent auditors, performance of the internal audit function and compliance with the Company’s Business Code of Conduct & Ethics and applicable legal and regulatory requirements. Our common stock is listed on the New York Stock Exchange and is governed by its listing standards. All members of the Audit Committee meet the independence standards of the New York Stock Exchange and are independent within the meaning of SEC regulations. The Audit Committee met five times in 2005.

Capital Planning Committee.    The Capital Planning Committee acts as the standing pricing committee of the Board in connection with the issuance of the Company’s securities, and assists the Board in its oversight of capital strategies, the Company’s credit line and liquidity, the structure of the Company’s balance sheet, the Company’s cost of capital, debt provisions and maturities and credit agency ratings. The Capital Planning Committee met four times in 2005.

Compensation Committee.    The Compensation Committee has been delegated the functions of the Board relating to Director and executive compensation and benefits, including administration of the Company’s Deferred Compensation Plan and the Company’s 2005 Performance Incentive Plan. The Compensation Committee met three times in 2005.

Corporate Governance Committee.    In addition to its other duties, the Corporate Governance Committee serves as the Company’s nominating committee. The Corporate Governance Committee assists the Board in identifying qualified individuals to become Directors, determining the composition of the Board and its Committees, facilitating the evaluation of the Board’s overall effectiveness, and considering corporate governance matters, including monitoring the implementation and maintenance of the Company’s Corporate Governance Principles. All members of the Corporate Governance Committee are independent within the rules prescribed by the New York Stock Exchange. The Corporate Governance Committee met twice in 2005.

The Committee, with the approval of the full Board of Directors, has established the following minimum criteria for evaluating prospective board candidates:

1.	Reputation for integrity, strong moral character and adherence to high ethical standards.
2.	Commitment to understand the Company and its business, industry and strategic objectives.
3.	Commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and shareholders, and to generally fulfill all responsibilities as a director of the Company.
4.	Willingness within three to five years after first becoming a director to invest (directly or indirectly through grants of restricted stock under plans of the Company) at least five times the amount of the annual Board retainer fee in the Company’s common stock, and a willingness to retain that or an equivalent investment in the Company as long as he is a director.
5.	Holds or has held a generally recognized position of leadership, and has demonstrated high levels of accomplishment.
6.	Willingness to agree to not serve on more than four boards of other public companies.

The Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

1.	Whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an audit committee “financial expert” under applicable SEC and stock exchange rules.
2.	For prospective non-employee directors, independence under SEC and applicable stock exchange rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

The Committee will consider suggestions of nominees from shareholders. Shareholders may recommend individuals for consideration by submitting the materials set forth below to the Company addressed to the Chairman of the Committee at the Company’s address. To be timely, the written materials must be submitted within the time permitted for submission of a shareholder proposal for inclusion in the Company’s proxy statement for the subject annual meeting. The written materials must include (1) all information relating to the individual recommended that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (2) the name(s) and address(es) of the shareholders making the nomination and the amount of the Company’s securities which are owned beneficially and of record by such shareholder(s); and (3) appropriate biographical information (including a business address and a telephone number) and a statement as to the individual’s qualifications, with a focus on the criteria described above. The Committee will evaluate a prospective nominee suggested by any shareholder in the same manner and against the same criteria as any other prospective nominee identified by the Committee from any other source.

The nomination of existing directors is not automatic, but is based on continuing qualification under the criteria set forth above. For incumbent directors standing for re-election, the Committee will consider the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company.

The number of officers or employees of the Company serving at any time on the Board will be limited such that, at all times, a majority of the directors is “independent” under applicable SEC and New York Stock Exchange rules.

After reviewing appropriate biographical information and qualifications, qualified candidates will be interviewed by members of the Committee, the Chairman of the Board, and the Chief Executive Officer.

The Corporate Governance Committee Charter sets forth the Company’s corporate governance guidelines. In addition, the Company has adopted a code of business conduct and ethics for directors, officers (including the Company’s principal executive officer, principal financial officer and controller) and employees, known as the Business Code of Conduct and Ethics. As mentioned above, the Corporate Governance Committee Charter and the accompanying governance guidelines are available on the Company’s website at www.nhp-reit.com, as is the Company’s Business Code of Conduct and Ethics. In addition, stockholders may request free printed copies of the Corporate Governance Committee Charter and the Business Code of Conduct and Ethics from:

Nationwide Health Properties, Inc.

Attn: Investor Relations

610 Newport Center Drive, Suite 1150

Newport Beach, CA 92660

Investment Committee.    The Investment Committee has the power to recommend and/or approve the Company’s investments and reviews the Company’s investment risk policies. The Investment Committee has authority to approve investments at pre-established investment levels, while investments in excess of such limits require Board approval. The Investment Committee met five times in 2005.

How may I communicate with NHP’s non-management directors?

You may submit an e-mail to NHP’s Board at CorporateGovernance@nhp-reit.com. These communications may be submitted on a confidential or anonymous basis if you so desire and (1) will be forwarded by NHP’s compliance officer to the appropriate Directors for their review; (2) will be reviewed and addressed by the Audit Committee; and (3) will be reported to the Board of Directors on a quarterly basis. Mr. Charles D. Miller, an independent director and Chairman of the Company’s Board of Directors, presides at the executive sessions of non-management directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Steven J. Insoft joined the Company as a Vice President and Senior Investment Officer in February 1998, and left the Company in October 2005. Mr. Insoft’s parents own entities that were provided mortgage financing by the Company prior to Mr. Insoft joining the Company. During 2005, the total amount of mortgage payments made by these entities to the Company was approximately $1,797,000. At December 31, 2005, the outstanding mortgage balances were $16,752,299. The Company believes that the foregoing transactions among Mr. Insoft’s family members and the Company are on terms and conditions which are similar to those between the Company and unrelated third parties.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements of the Company for the year ended December 31, 2005 with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Committee has received and reviewed the written disclosures provided by the Company’s independent auditors required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm’s independence.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

Based upon the Committee’s discussions with management and the independent auditors and the Committee’s review of the representation of management and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

March 17, 2006	Members of the Audit Committee

Keith P. Russell, Chairman

David R. Banks

Robert D. Paulson

Jack D. Samuelson

EXECUTIVE COMPENSATION

The following Report of the Compensation Committee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Report or the performance graphs by reference therein.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for 2005.

What is the Company’s compensation philosophy?

The Company’s compensation philosophy can be summarized as follows:

1.	Compensation should be market-derived and market-driven.
2.	Some portion of the total compensation package should have a multi-year focus.
3.	Compensation should have substantial linkage to stockholder interest, and where reasonably practical should be tied to variables that Management can control.
4.	Compensation should encourage appropriate executive retention.
5.	Compensation should recognize exceptional individual performance.

The Company’s compensation program for executives consists of three key parts:

•	A base salary;
•	A performance-based annual bonus; and
•	A long-term incentive award.

The Compensation Committee believes that the Company’s compensation philosophy and this three-part approach to executive compensation best serves the interests of the Company and its stockholders. It enables the Company to meet the requirements of the highly competitive environment in which the Company operates while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of stockholders. Compensation for executive officers involves a high proportion of pay that is “at risk”—namely, the annual bonus, and the long-term incentive awards. The variable annual bonus permits individual performance to be recognized on an annual basis, and is based, in part, on an evaluation of the contribution made by the officer to the Company’s performance and the business unit of the officer. The long-term incentive awards relate entirely to the overall Company performance.

Base Salary.    Base salaries for the Company’s executive officers, other than the Chief Executive Officer, as well as changes in such salaries, are based upon recommendations by the Chief Executive Officer, taking into account such factors as competitive industry salaries, a subjective assessment of the nature of the position, and the contribution and experience of the officer.

Annual Bonus.    The Annual Bonus is based primarily on objective reviews of performance, with a performance measurement structure to determine the award. The performance measurement structure includes three categories of measurement: corporate (FFO growth, return on investment, and acquisition goals, portfolio management, capital structure and capital cost, etc.), business unit/function (for example, for officers whose business unit or primary function is acquisitions, current acquisition volume, performance of prior acquisitions, and new business relationships), and individual (quality of work, teamwork, professional development, and for example, in the case of investments professionals, the executive’s personal acquisition volume and the performance of his prior acquisitions). To align with stockholder interests, a substantial weighting is given to the corporate category for the most senior officers of the Company; for example, the Chief Executive Officer’s Annual Bonus is weighted 90% corporate and 10% individual, and the Senior Vice Presidents of the Company who head business units have their Annual Bonus weighted 50% corporate, 40% business unit/function and 10% individual.

Long-Term Incentive Awards.    Commencing in January 2005, long-term incentive awards under the compensation program were made in grants of restricted stock of the Company. The program is designed to utilize multi-year measures of performance, while still providing market competitive compensation by including annual grants of equity awards. The program therefore provides that at the end of each year and at the end of every three years, the Company will evaluate its performance, related to specific targets and goals, and determine the magnitude of equity-based awards that shall be granted to members of the management team. The Annual Award Measure and the Three-Year Award Measure are each based on FFO and FFO/share performance and total shareholder return (TSR) on an Absolute and Relative basis. The appropriate weightings and goals related to the Long-Term Incentive Awards are determined by the Compensation Committee and are subject to change by the Compensation Committee. Under the compensation program, the Compensation Committee retains the discretion, even if certain performance does not meet defined criteria, to grant an award up to 25% of the targeted award value, if the Compensation Committee determines that additional recognition/award is merited. Annual awards vest pro-rata over three years, beginning on the first anniversary of the date of grant. Grants of three-year performance awards vest in total after one year from the date of grant.

For executive officers other than the Chief Executive Officer, in January 2006 restricted stock grants ranged from 3,279 to 10,877 shares, and in January 2005 restricted stock grants ranged from 2,078 to 9,234 shares. The levels of the awards were determined under the Annual Award Measure pursuant to the provisions of the Company’s compensation program for executives. These awards are intended to provide incentives for the long-term performance of the Company.

How is the Company’s Chief Executive Officer compensated?

Mr. Pasquale’s base compensation was increased in January 2005 from $450,000 to $475,000, and in January 2006 to $500,000.

Mr. Pasquale’s annual bonus with respect to 2005 was $534,375. The annual bonus for 2005 was paid in 2006, and was calculated under the Annual Bonus performance measurement provisions of the Company’s compensation program for executives, with 90% of Mr. Pasquale’s bonus attributable to the corporate function (with respect to which he received 100% of maximum for 2005) and 10% as to individual performance (with respect to which he received 100% of maximum for 2005).

Mr. Pasquale was awarded 22,737 shares of restricted stock in January 2006 for 2005 performance to vest ratably over three years from the date of grant, as the Annual Award Measure under the performance-based long-term incentive compensation program, being awarded the “high” category for FFO and FFO/share performance, the “threshold” category for relative TSR for 2005 and no award for 2005 for absolute TSR. In addition, he received a discretionary award for 2005 of 20% of “target” by the Compensation Committee.

How is the Company addressing Internal Revenue Code limits on deductibility of compensation?

The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the executive officers of the Company in light of the enactment of Section 162(m) of the Internal Revenue Code of 1986, as amended. The basic philosophy of the Compensation Committee is to strive to provide such executive officers with a compensation package which will preserve the deductibility of such payments for the Company. However, certain types of compensation payments and their deductibility depend upon the timing of an executive officer’s vesting or exercise of previously granted rights. Moreover, interpretations of and changes in the tax laws and other factors beyond the Compensation

Committee’s control may affect the deductibility of certain compensation payments. The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

March 17, 2006	Members of the Compensation Committee

David R. Banks, Chairman

William K. Doyle

Robert D. Paulson

Compensation Committee Interlocks and Insider Participation

Mr. Banks was the Chairman of the Company from 1985 when it was organized until 1988 when it became an independent REIT, and has been a director since its inception. Neither Mr. Banks nor any current member of the Compensation Committee is a current or former executive officer or employee of the Company. There are no compensation committee interlocks between the Company and other entities involving the Company’s executive officers or directors.

Employment and Change in Control Agreements

The Company has entered into an employment agreement with Douglas M. Pasquale, President and Chief Executive Officer. Subject to the provisions of the employment agreement, as amended, annual increases in base compensation, annual bonuses and long-term incentive awards of restricted stock are determined by the Company’s Compensation Committee.

Mr. Pasquale’s employment agreement provides for a three-year employment period and automatically renews on the first day of each month for a new three-year period, unless the Company or Mr. Pasquale gives notice that the agreement will not be further extended. In the event of a termination of Mr. Pasquale’s employment other than for cause, disability or death, or upon his resignation for Good Reason as that phrase is defined in his Employment Agreement, he is entitled to a severance payment equal to three times his highest annual base compensation, and three times his average annual bonus over the last three years. His agreement further provides that he will be compensated with additional shares of restricted stock under the three-year measure period of the Company’s long-term incentive compensation program based on a formula designed to account for a termination within a time period less than the full three years or under circumstances where the full three years have elapsed but the award has not yet been finalized or granted. His agreement further provides that any shares of restricted stock and options held by him that are not then vested will vest and that the Company will provide Mr. Pasquale with any performance-based dividend equivalents (to the extent earned by Mr. Pasquale through the date of termination) for the three years following termination, and that he would be covered by the company’s health plan for a three-year period.

The Company has entered into Change in Control Agreements with the following executive officers of the Company: Donald D. Bradley, Abdo H. Khoury, and David E. Snyder. Each agreement provides generally that if, within six months prior to or three years following a change in control of the Company, the executive’s employment is terminated, except under certain defined circumstances, the executive is entitled to receive payments equal to up to three times the executive’s annual base salary and average annual bonus, in addition to coverage under the Company’s health plan, for a period of 12 to 36 months following termination, depending upon the participant’s length of employment. Further, an executive will be compensated with additional shares of restricted stock under the three-year measure period of the Company’s long-term incentive compensation program plan based on a formula designed to account for a termination within a time period less than the full three years. Also, under the Change of Control Agreement with each executive, any shares of restricted stock or stock options that are not vested at the time of termination will vest, and the Company will provide the executive with dividend equivalents (to the extent earned by the executive through the date of termination) for one, two, or three years depending upon the executive’s length of employment, and arrange to have the executive covered by the Company’s health plan for one, two, or three years depending upon the executive’s length of employment.

Executive Compensation Summary Table

The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and the Company’s other executive officers based on total annual salary and bonus for 2005 who served in such capacities as of December 31, 2005 (the “named executive officers”) for services rendered to the Company during each of the last three years.

EXECUTIVE COMPENSATION SUMMARY TABLE

Name and Principal Position	Fiscal Year	Annual Compensation				Long-Term Compensation						All Other Compensation(4)
		Salary ($)		Bonus ($)		Restricted Stock Awards ($)(1,2)		Stock Options Awarded		LTIP Payouts ($)(3)
Douglas M. Pasquale President and Chief Executive Officer	2005 2004 2003	$475,000 433,333 66,667	(6)	$534,375 415,250 250,000	(6)	$689,806 — —		— 60,000 40,000	(6)	$	— — —	$31,517 197,693 2,031	(5) (6)
Donald D. Bradley Senior Vice President and Chief Investment Officer	2005 2004 2003	283,250 265,000 240,000		245,574 215,250 96,000		325,426 — —		— 17,500 17,500			37,334 80,741 —	23,903 23,354 20,450
Abdo H. Khoury Senior Vice President and Chief Financial and Portfolio Officer	2005 2004 2003	275,000 72,000 —	(7)	253,800 60,000 —	(7)	162,710 — —	(7)	— 12,250 —	(7)		— — —	25,072 7,920 —	(7)
David E. Snyder Vice President and Controller	2005 2004 2003	146,500 132,000 107,000		108,750 42,875 21,400		45,009 — —		— 5,000 5,000			— — —	14,098 9,224 6,875

(1)	Restricted stock value is calculated using a share price of $21.66, the closing common stock price reported from the New York Stock Exchange on the grant date. On January 25, 2005, Messrs. Pasquale, Bradley, Khoury and Snyder were granted awards of restricted stock covering 31,847, 9,234, 7,512 and 2,078 shares of the Company’s common stock, respectively. Mr. Bradley was granted an additional 5,484 shares of restricted Company common stock on January 31, 2006. Although this additional grant to Mr. Bradley was made in 2006, it is being reported as part of his compensation for 2005 because the grant was made specifically as part of his bonus for services rendered in 2005. Each of these grants is scheduled to vest over a three-year period.

(2)	Restricted Stock Holdings at December 31, 2005:

Name	Shares	Value	Dividends to be Paid
Douglas M. Pasquale	31,847	$681,526	Yes
Donald D. Bradley	9,234	197,608	Yes
Abdo H. Khoury	7,512	160,757	Yes
David E. Snyder	2,078	44,469	Yes

The restricted stock grants vest over a three year period. For purposes of this table, fair market value is deemed to be $21.40, the closing common stock price reported from the New York Stock Exchange on December 31, 2005. Mr. Bradley’s restricted stock holdings at December 31, 2005 do not include the 5,484 shares of restricted Company common stock granted to him on January 31, 2006.

(3)

These amounts represent payment of dividend equivalents earned by the named executive officers. Awards of dividend equivalents accompany the 2004 stock option grants on a one-for-one basis. Such dividend equivalents are payable in cash until such time as the corresponding stock option is exercised or expires, based upon a formula approved by the Compensation Committee. Historically, 50% of the dividend equivalent award depended upon the Company’s performance measured by total return to stockholders (increase in stock price and dividends paid) over a three-to-five year period, compared to a peer group of healthcare real estate investment trusts as selected by the Compensation Committee after considering recommendations of a compensation consultant. The other 50% of the dividend equivalent award depended on performance standards of (1) growth percentage of funds from operations, (2) multiple of funds from operations, (3) dividend growth, (4) dividend yield, and (5) amount and quality of new investments, and each of these five factors was reviewed against the peer group; however, the determination as to whether this 50% test was met in whole or in part was based on an overall judgment of the Compensation Committee as to whether the Company’s performance as measured by these performance standards merits satisfying this 50% of the dividend equivalents test. As part of the transition to restricted stock, the formula period for 2004 awards was based upon a prospective three-year period for the measures mentioned above and set at 80% with payments to commence in October 2006.

(4)	The Company provides the named executive officers with certain group health, medical and other non-cash benefits generally available to all salaried employees and not included in this column pursuant to SEC rules. The amounts shown in this column include the Company’s matching contributions under the Company’s deferred compensation plan and the Company’s contribution under the Company’s 401(k) plan.

(5)	Included with All Other Compensation, Mr. Pasquale was paid out two weeks vacation at his regular rate and $150,000 for costs and losses incurred and/or suffered by him in connection with his transition to the Company as an employee and senior officer of the Company.

(6)	This amount is for the period from November 3, 2003 (commencement of Mr. Pasquale’s employment with the Company).

(7)	This amount is for the period from August 16, 2004 (commencement of Mr. Khoury’s employment with the Company).

Option Exercises and Values for 2005

The table below sets forth the following information with respect to option exercises during fiscal 2004 by each of the named executive officers and the status of their options at December 31, 2005:

•	The number of shares of common stock acquired upon exercise of options during 2005;
•	The aggregate dollar value realized upon the exercise of such options;
•	The total number of exercisable and non-exercisable stock options held at December 31, 2005:
•	The aggregate dollar value of in-the-money exercisable options at December 31, 2005.

AGGREGATE OPTION EXERCISES DURING 2005 AND OPTION VALUES ON DECEMBER 31, 2005

Name	Number of Shares Acquired Upon Exercise of Option	Value Realized Upon Exercise ($)
			Number of Unexercised Options 12/31/05		Value of Unexercised In-the-Money Options 12/31/05($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Douglas M. Pasquale	10,822	$41,232	45,845	43,333	49,567	42,232

Donald D. Bradley	—	—	55,417	14,583	223,565	42,960

Abdo H. Khoury	—	—	6,125	6,125	674	674

David E. Snyder	—	—	5,833	4,167	24,273	12,277

(1)	In accordance with SEC rules, the Company calculates the values by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $21.40, the closing common stock price reported from the New York Stock Exchange on December 31, 2005.

The table below sets forth the following information with respect to equity compensation plans of the Company at December 31, 2005:

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	687,307	$19.07	2,999,250
Equity compensation plans not approved by security holders	—	—	—
Total	687,307	$19.07	2,999,250

(1)	All of these shares were available for grant under the Company’s 2005 Performance Incentive Plan (the “2005 Plan”). The shares available under the 2005 Plan are, subject to certain other limits under that plan, generally available for any type of award authorized under the 2005 Plan including stock options, stock appreciation rights, restricted stock, stock bonuses, and performance shares.

PERFORMANCE GRAPH

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

The following graph demonstrates the performance of the cumulative total return to the stockholders of the Company’s common stock during the previous five years in comparison to the cumulative total return on the National Association of Real Estate Investment Trusts (NAREIT) Equity Index and the Standard & Poor’s 500 Stock Index. The NAREIT Equity Index is comprised of all tax-qualified, equity oriented, real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market.

IT SHOULD BE NOTED THAT THIS GRAPH REPRESENTS HISTORICAL STOCK PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Ernst & Young LLP has been selected by the Company’s Audit Committee to serve as the Company’s independent accountants for the calendar year ending December 31, 2006. Ernst & Young has been the Company’s independent accountants since March 2002.

Representatives of Ernst & Young will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

Audit Fees

The following table presents the aggregate fees billed for professional services rendered for the audit of the Company’s financial statements for 2005 and 2004.

	2005	2004
(1) Audit Fees	$718,000	$659,000
(2) Audit-Related Fees(A)	—	—
(3) Tax Fees(B)	297,000	378,000
(4) All Other Fees	—	—

(A)	Principally fees related to determining the proper accounting treatment of proposed transactions.

(B)	Tax compliance services, including preparation of U.S. federal and state tax returns, review of acquisitions for potential real estate investment trust tax issues, review of the taxability of the Company’s dividends, estimated payments of taxes and tax examination assistance.

All audit-related services and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee charter provides for the pre-approval of all audit and any non-audit service provided above a de minimis level from time to time established by the Committee. The Committee has delegated pre-approval authority to the Chairman of the Committee so long as he presents any decisions made to the full Committee at its next scheduled meeting.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Ernst &Young LLP as the Company’s independent accountants for 2006. In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.

OTHER MATTERS

As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2007 Annual Meeting.    Stockholders interested in presenting a proposal for consideration at the Company’s annual meeting of stockholders in 2007 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company’s by-laws. To be eligible for inclusion in the proxy statement, the stockholder proposals must be received by the Company’s President no later than November 18, 2006.

Stockholders interested in presenting a proposal at the Company’s annual meeting of stockholders outside the procedures prescribed in Rule 14a-8 (i.e., a proposal to be presented at the annual meeting of stockholders in 2007 but not included in the Company’s proxy statement) must be received by the Company’s President no later than January 25, 2007 to be considered timely. Under the SEC’s proxy voting rules, the Company may exercise discretionary voting authority on stockholder proposals received after such date.

New York Stock Exchange Certification.    The certification of the Chief Executive Officer required by the New York Stock Exchange Listing Standards, Section 303A.12(a), relating to the Company’s compliance with the New York Stock Exchange Corporate Governance Listing Standards, was submitted to the New York Stock Exchange on May 27, 2005.

Proxy Solicitation Costs.    The total cost of this solicitation will be borne by the Company. In addition to use of the mails, proxies may be solicited by directors and officers of the Company personally and by telephone or facsimile. The Company may reimburse persons holding shares in their own names or in the names of the nominees for expenses they incur in obtaining instructions from beneficial owners of such shares. The Company has also engaged D.F. King, Inc. to deliver proxies for a fee of approximately $1,000 plus out-of-pocket expenses.

By Order of the Board of Directors,

Douglas M. Pasquale President and Chief Executive Officer

March 17, 2006

DETACH PROXY CARD HERE

Please sign, date and return today in the enclosed envelope. This Proxy will not be used if you attend the meeting in person and so request.

Votes MUST be indicated (x) in Black or Blue ink.

1. ELECTION OF DIRECTORS

FOR each nominee listed

below (except as marked to

the contrary below)

WITHHOLD AUTHORITY to vote

for each nominee listed below

*EXCEPTIONS

Nominees: William K. Doyle, Robert D. Paulson, Keith P. Russell

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

*Exceptions

FOR AGAINST ABSTAIN

2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent accountants for the calendar year ending December 31, 2006.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment thereof.

To change your address, please mark this box.

To include any comments, please mark this box.

SCANLINE

NOTE: Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date

Share Owner sign here

Co-Owner sign here

NATIONWIDE HEALTH PROPERTIES, INC. PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Abdo H. Khoury, David E. Snyder and Don M. Pearson, each of them, as proxies, each with the power to appoint his substitute, to represent and to vote as designated below, all the shares of Common Stock of Nationwide Health Properties, Inc. held of record by the undersigned on March 3, 2006, at the Annual Meeting of Stockholders to be held on April 21, 2006 and at any adjournment or postponement thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned. If no specification is made, the Proxy will be voted FOR Item 1 and FOR Item 2.

If any nominee named on the reverse side declines or is unable to serve as a director, the persons named as proxies, and each of them, shall have full discretion to vote for any other person who may be nominated.

(Continued, and to be signed and dated, on the reverse side.)

NATIONWIDE HEALTH PROPERTIES, INC. P.O. BOX 11378 NEW YORK, N.Y. 10203-0378